DATED THIS 20 DECEMBER 2021

BETWEEN

DR. LOW WAI KOON
(NRIC No. 701108-10-5907)
(“Assignor”)

AND

WKL ECO EARTH HOLDINGS PTE LTD
(Unique Entity No. 201823799M)
(“**Assignee**”)

DEED OF ASSIGNMENT

(in respect of the patent of eco-friendly air-conditioner condenser (external unit) and the trademarks as described herein in Schedule B)

THIS DEED OF ASSIGNMENT is made on this 20th day of **December 2021** (hereinafter) referred to as "**Deed**")

BETWEEN

DR. LOW WAI KOON (NRIC No. 701108-10-5907), a Malaysia individual having his postal address at No. 2, Jalan Rimba Riang 9/9, Seksyen 9, Kota Damansara, 47810 Petaling Jaya, Selangor, Malaysia (hereinafter referred to as "**Assignor**");

AND

WKL ECO EARTH HOLDINGS PTE. LTD. (Unique Entity No. 201823799M), a company incorporated in Singapore and having its registered address at 24 Raffles Place #07-07 Clifford Centre Singapore (048621) (hereinafter referred to as "**Assignee**");

(Assignor and Assignee shall collectively be referred to as "**Parties**" and individually as "**Party**", as the context may require)

<u>WHEREAS:-</u>

(A) The Assignor is at all the material time and as at the date of this Deed, the legal and beneficial owner of the Assigned Patent and Assigned Trademark (as defined below) and has submitted the relevant applications for the registration of the Assigned Patent and Assigned Trademark with the details of applications as described herein in **<u>Schedule A</u>** and **<u>Schedule B</u>** respectively.

(B) The Assignor has the power and authority to assign and transfer, the ownership of the proprietary right and registration of the Assigned Patent and Assigned Trademark.

(C) As part of a corporate re-organization proposed by the Assignor with, inter alia, the Assignee and the existing shareholders of WKL Eco Earth Sdn. Bhd. (Registration No. 1231200-A) (the "**Licensee**") and/or WKL Green Energy Sdn. Bhd. (Registration No. 1252637-W), the Assignee will acquire the entire issued and paid-up share capital of such entities from the existing shareholders of such entities (the "**Acquisition**").

(D) In connection with the Acquisition, the Assignee wishes to acquire all the proprietary right, title and interest in the Assigned Patent and Assigned Trademark and the Assignor wishes to assign and

transfer all his ownership of the proprietary right and the rights of the registration applications submitted for the Assigned Patent and Assigned Trademark to the Assignee.

(E) The consideration for the assignment and transfer of the Assigned Patent and Assigned Trademark shall be payable and settled on behalf of the Assignee by, inter alia, issuance of Consideration Shares (as defined hereinbelow) to the Nominated Persons described in column (2) of **Schedule C**.

(F) The Assignee shall grant to the Licensee a non-exclusive, non-transferable licence of the Assigned Patent and Assigned Trademark as and from the Effective Date on the terms contained in a licence agreement to be entered into on or about the date hereof.

(G) The Parties have agreed to enter into this Deed to record the Parties' agreement on one Party's obligations towards the other Party upon the terms and conditions hereinafter appearing.

NOW THERE, in consideration of the mutual promises, covenants, warranties and other good and valuable consideration set forth herein, and in accordance with the applicable law, the Parties hereby agree as follows:-

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Deed, unless the context otherwise requires, the following expressions shall have the meanings set forth opposite such expressions:-

"Acquisition"	:	has the meaning ascribed in Recital (C);
"Additional Warranties"	:	has the meaning ascribed in **Schedule D**;
"Application"	:	has the meaning ascribed in Clause 2.2 herein;
"Assigned Patent"	:	shall means the pending patents, including inventions, patent registrations and applications, with the details as appended in **Schedule A**;

"Assigned Trademark"	:	shall means the pending trademarks, including trademark registrations and applications, with the details as appended in **Schedule B**;
"Business Day"	:	means a day on which commercial banks in Singapore are open for general banking business other than Saturdays, Sundays and public holidays;
"Confidential Information"	:	has the meaning ascribed in Clause 8.1 herein;
"Consideration"	:	has the meaning ascribed in Clause 3.1 herein;
"Consideration Shares"	:	means new ordinary shares of US$0.001 each credited as fully paid-up in the capital of UNEX Holdings Inc., to be allotted and issued to the Nominated Persons in the proportion as set out in column (4) of **Schedule C** herein as consideration for the transfer and assignment of the Assigned Patent and Assigned Trademark by the Assignor to the Assignee;
"Deed"	:	means this deed of assignment including all schedules thereto, as may be amended, varied or supplemented from time to time in writing;
"Effective Date"	:	means the date notified by the Assignor to the Assignee on which completion shall occur hereunder;
"Nominated Persons"	:	means the Person as nominated by the Assignor to receive the Consideration Shares in the proportion as set out column (2) of **Schedule C** herein;
"Patents Law"	:	means the governing laws of the respective jurisdiction as specified under **Schedule A** in which the Assignor has applied and submitted its applications for the registration of the Assigned Patent as at the date of this Agreement, including any amendments, modifications and re-enactments thereof in force;

"Person"	:	includes any individual, firm, partnership, sole proprietorship, association, society, organization, entity or corporation and any other body corporate;
"Register"	:	means the register of patent pursuant to the Patents Law and register of trademark pursuant to the Trademarks Law;
"Relevant Agreement"	:	means an agreement of even date under which Consideration Shares will also be allotted to the Nominated Persons herein;
"Ringgit Malaysia" and "RM"	:	the lawful currency of Malaysia;
"Singapore Dollar" and "SGD"	:	the lawful currency of Singapore;
"SIAC"	:	means the Singapore International Arbitration Centre;
"Third Party"	:	means a Person other than a Party or any director, officer or employee of a Party or an affiliate of a Party or their successors and assigns hereunder;
"Trademarks Law"	:	means the governing laws of the respective jurisdiction as specified under **<u>Schedule B</u>** in which the Assignor has applied and submitted its applications for the registration of the Assigned Trademark as at the date of this Agreement, including any amendments, modifications and re-enactments thereof in force; and
"US$"		the lawful currency of United States.

1.2 In this Deed, unless the context otherwise requires:-

(a) The headings in this Deed are inserted for convenience of reference only and shall not be taken, read and construed as essential parts of this Deed. All references to Clauses shall be references to the clauses of this Deed. All references to provisions of statutes include such provisions as modified, re-certified or re-enacted.

(b) Words applicable to natural persons include any body of persons, company, corporation, firm or partnership corporate or incorporate and vice versa. Words importing the masculine gender shall include the feminine and neuter genders and vice versa. Words importing the singular number shall include the plural number and vice versa.

(c) All references to a natural person shall include such person's heirs, personal representatives, successors-in-title and permitted assigns. All references to a company shall include such company's successors-in-title and permitted assigns. All references to this Deed shall include all amendments and modifications to this Deed as shall from time to time be in force.

(d) In computing time for the purposes of this Deed, unless the contrary intention appears, a period of days from the happening of an event or the doing of any act or thing shall be deemed to be exclusive of the day on which the event happens or the act or thing is done and if the last day of the period is a weekly or public holiday, the period shall include the next following day which is not a weekly or public holiday.

(e) The words "hereof", "herein", "hereon" and "hereunder" and words of similar import, when used in this Deed shall refer to this Deed as a whole and not to any particular provision of this Deed.

(f) Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Deed.

2. ASSIGNMENT

2.1. The Assignor shall transfer and assign to the Assignee, all of the Assignor's proprietary right, title and interest in and to the Assigned Patent and Assigned Trademark including the right of the registration applications submitted to the relevant authorities and all of the following as of the Effective Date:-

(a) the reexamination, extensions, reissues and renewals thereof;

(b) the right to claim priority of the Assigned Patent and Assigned Trademark as fully and entirely as the same would have been held and enjoyed by the Assignor if this Deed had not been made;

(c) all claims for damages by reason of past infringement of the Assigned Patent and Assigned Trademark with the right to sue for and collect the same for the Assignee's own use and enjoyment; and

(d) any and all other rights and interest arising out of, in connection with or in relation to the Assigned Patent and Assigned Trademark.

2.2. Notwithstanding the effective transfer and assignment of the Assigned Patent and Assigned Trademark as described in Clause 2.1 herein, the Parties hereby confirm and acknowledge that the Assignee shall prepare and submit to the registrar pursuant to the Patents Law and Trademarks Law, the necessary application(s) for the perfection of rights, title and interest of the Assigned Patent and Assigned Trademark by registering the said assignment and transmission of the Assigned Patent and Assigned Trademark pursuant to the Patents Law and Trademarks Law ("**Application**") within thirty (30) days from the Effective Date.

2.3. The Assignor hereby undertakes that he shall within three (3) Business Days upon the written request from the Assignee:-

(a) promptly sign and do all documents, act and things required by applicable laws, regulations and guidelines to be signed and done by the Assignor for the Application; and

(b) execute all documents and instruments, and shall do all lawful acts, in each case as may be reasonably necessary for the Application and to perfect the Assignee's rights, title and interest in and to the Assigned Patent and Assigned Trademark.

2.4. The Assignee shall be solely responsible for all actions and all costs in connection with the Assigned Patent and Assigned Trademark and associated with the perfection of rights, title, interest in and to the Assigned Patent and Assigned Trademark arising after the Effective Date.

2.5. In the event that the validity of the Assigned Patent and Assigned Trademark is challenged on any point upon which the Assignor has or can procure information or advice which may assist in meeting and defeating or reducing the effect of such challenge, the Assignor agrees and/or undertakes to supply or procure the supply of such information and/or advice without unreasonably delay but subject to the right to charge the Assignee out-of-pocket expenses properly or reasonably incurred in pursuance of this provision.

3. CONSIDERATION

3.1. Amount

The Parties hereby agree that the consideration for the assignment and transfer of the Assigned Patent and Assigned Trademark from the Assignor to the Assignee shall be in the sum of US$55,709,004 ("**Consideration**") which shall be payable by the Assignee to the Nominated Persons in the proportions as set out in column (3) of **Schedule C** ("**Purchase Consideration**").

3.2. Method of Payment

(a) As soon as practicable after the Effective Date, the Consideration shall be irrevocably satisfied and discharged in full by the Assignee's procurement of the allotment and issuance of the Consideration Shares to the Nominated Persons as set out in column (4) of **Schedule C**, save as provided in Clause 3(c) below.

(b) Each Consideration Share is to be credited as fully paid up on issue and shall rank *pari passu* in all respects with the existing issued ordinary shares of UNEX Holdings Inc. save and except, that the Consideration Shares shall not be entitled to such dividends and/or distributions as may have been declared prior to the date of allotment and issue of the Consideration Shares.

(c) The allotment provided for in Clause 3.2(a) above will be irrevocably satisfied and discharged by the adjustment to Consideration Shares provided for in the Relevant Agreement to which such Nominated Person is a party and, subject to the completion of such allotment thereunder, no further allotment shall occur under this Agreement.

4. ENFORCEMENT

4.1. The Assignor agrees to promptly notify the Assignee in writing of any infringement or misappropriation or claim of infringement of Third Party's rights in respect of the Assigned Patent and Assigned Trademark to which the Assignor becomes aware and will provide the Assignee with any and all evidence in its possession, if any, of such infringement or misappropriation.

4.2. In the event of any infringement or misappropriation or claim of infringement of Third Party's rights in respect of the Assigned Patent and Assigned Trademark, the Assignee will have the right to determine an appropriate course of action to enforce or defend such Assigned Patent and Assigned Trademark. In the event that the Assignee elects to take action, to control any litigation or other enforcement action, to enter into or permit the settlement of any such litigation or any other enforcement action with respect to such Assigned Patent and Assigned Trademark, and to recover and retain any monetary damages, settlement, royalties or other recovery arising from such litigation or other enforcement action, the Assignor will use reasonable efforts to cooperate with Assignee, in any litigation or enforcement action under this provision and the Assignor will join as a party to any such litigation or other enforcement action as required under the laws.

5. <u>ASSIGNOR'S REPRESENTATIONS AND WARRANTIES</u>

5.1. The Assignor acknowledges that he has made representations to the Assignee with respect to the Assigned Patent and Assigned Trademark as set out in this Deed with the intention of inducing the Assignee to enter into this Deed, and that the Assignee was induced into this Deed by those representations and has entered into this Deed on the basis of, and in full reliance upon, them.

5.2. The Assignor hereby represents, warrants and undertakes to and with the Assignee and its successors in title as follows:-

(a) Recitals (A), (B), (C) and (D) are true and correct in all material respects;

(b) the Assignor is the legal and beneficial owner of all the proprietary right, title and interest in the Assigned Patent and Assigned Trademark and such right have not been previously licensed, pledged, assigned or encumbered whether threatened, pending or otherwise held or claimed by anyone;

(c) the Assigned Patent and Assigned Trademark are valid and enforceable as of the Effective Date and there shall be no material adverse change in the condition of the Assigned Patent and Assigned Trademark, taken as a whole, nor the occurrence of any event which makes any registration(s) or application(s) for the registration of the Assigned Patent and Assigned Trademark being revoked, cancelled or terminated in any material respect;

(d) the assignment contemplated herein does not infringe on the rights of any person and the Assignor has the legal right and authority to execute this Deed and to validly assign the entire interest in the Assigned Patent and Assigned Trademark to the Assignee;

(e) there are no provision of any existing contract, agreement or instrument binding on the Assignor which has been or would be contravened by the execution and delivery of this Deed or by the performance or observance by the Assignor of any of the terms hereof;

(f) all consents, approvals, licences and authorisations of, and all filings and registrations with, any governmental or statutory agency or authority necessary for the due execution and delivery of this Deed will, as far as the same are required to be done or performed by the Assignor, by the Effective Date, be obtained, and all consents, approvals, licences, authorisations, filings and registrations necessary for the performance or enforceability hereof and for the performance by the Assignor of his obligations under this Deed has, by the Effective Date, will be obtained and will be in full force and effect; and

(g) the Additional Warranties in **Schedule D**.

5.3. The Assignor hereby covenants and agrees to indemnify and keep indemnified the Assignee against all or any losses, damages, claims and demands arising out of a breach or breaches of the representations, warranties and undertakings given in this Deed or misrepresentations in any material respect under the terms of this Deed, or for any breach of any term and condition hereof.

5.4. Any failure to exercise the right to claim for any breach of the representation, warranties and undertakings provided herein shall not constitute a waiver of any other rights of the Assignee or its successors in title arising out of any breach of representation, warranty or undertaking. Rescission of this Deed under this clause shall not extinguish any right to damages to which the Assignee or its successors in title may be entitled in respect of the breach or any antecedent breach of this Deed.

5.5. Each of the representations, warranties and undertakings contained in this Deed shall be separate and independent and the rights and remedies of the Assignee in respect of a breach or breaches of the representations, warranties or undertakings shall not be affected or determined by the completion of the assignment of Assigned Patent and Assigned Trademark hereunder or by the Assignee rescinding, or failing to rescind, this Deed or by any other event or matter whatsoever, except a specific and duly authorised waiver or release by the Assignee.

6. TERM AND TERMINATION

6.1. This Deed shall continue and remain in full force and effect, unless terminated pursuant to the provisions of this Deed.

6.2. Notwithstanding any provisions herein, it is hereby expressly agreed that upon the occurrence of the following events, the Assignee shall forthwith have the right to terminate this Deed whether before or after the Effective Date:-

(a) the approval in respect of the Application is not granted or issued by the Register pursuant to the Patents Law and Trademarks Law within six (6) months from the date of submission of the said Application (or within the extended period mutually agreed between the Parties in writing) or is rejected (inclusive of any appeal thereof) by any reason whatsoever;

(b) the Assignor violates, defaults or fails to perform any of its respective covenants, obligations, agreements, representations or warranties contained herein; and

(c) the commencement of any legal proceedings against the Assignor under any bankruptcy, insolvency or debtor's relief law.

6.3. The Parties expressly agree that upon the exercise by the Assignee of the right to terminate this Deed, the following terms shall apply, namely:-

(a) the Assignor shall return, and/or shall cause the Nominated Person(s) to return all the Consideration Shares or any person(s) as mutually nominated by the Assignee at the costs and expenses (including the stamp duty, if any) to be borne by the Assignor within fourteen (14) days from the date of the termination;

(b) the Assignor shall return all documents, if any, delivered to him by or on behalf of the Assignee within seven (7) Business Days after the exercise by the Assignee of the right to terminate;

(c) either Party will have no further obligations to the other Party; and

(d) its termination will be without prejudice to any rights and liabilities arising as a result of, or in connection with, any antecedent breaches of this Deed.

7. SPECIFIC PERFORMANCE

If a Party defaults in the performance of any obligation under this Deed and fails to remedy such default within fourteen (14) days of a written notice to such Party served by the other Party to whom the obligation concerned is owned, then the other Party shall be entitled (without prejudice to any its other rights and remedies) to the remedy of specific performance and all reasonable costs and expenses incurred in connection with the proceedings for such remedy shall be borne by the first-mentioned Party.

8. CONFIDENTIALITY

8.1. Confidential Information

For the purposes of this Deed, the expression "**Confidential Information**" means: -

(a) the terms of this Deed and any discussion and negotiations in respect of the transaction contemplated by this Deed;

(b) any drawings, documents or information in relation to the Assigned Patent and Assigned Trademark;

(c) trade secrets, know-how, ideas, concepts, market research, business forecast, technical, operational and financial information and information that is unique, proprietary or competitively sensitive to the business, property or the financial arrangements or affairs of a Party;

(d) all such tangible or intangible information and other materials, including any such information provided orally or in writing which has been indicated by the disclosing Party as confidential; or which has been marked "CONFIDENTIAL"; or is by its nature or by the circumstances of its disclosure are intended to be retained in confidence given to or received by a Party from another Party.

8.2. Exemptions

The provision of Clause 8.1 shall not apply to the following:-

(a) with the prior written consent of the other Party;

(b) in accordance with and to the extent required by the order of a court of competent jurisdiction;

(c) where disclosure is required for purposes of compliance with applicable laws, listing requirements and the like or for the purposes of submission to the relevant authority;

(d) where the item of Confidential Information is or has been generally available to the public domain otherwise than by reason of any breach or default by such Party of its confidentiality obligation herein;

(e) where the item of Confidential Information is subsequently received by a Party in good faith from an entity or party other than the other Party and having the prior right to make such subsequent disclosure;

(f) where any item of Confidential Information is independently developed by a Party without use of the other Party's Confidential Information; or

(g) where disclosure is required to be made to such Party's professional advisers, auditors, bankers or prospective investors and their professional advisers on terms that such professional advisers, auditors and bankers undertake to comply with the provisions under this Clause 8 as if they were a party to this Deed.

8.3. **Precautions**

Each of the Parties will take such steps within its power to procure that all of its representatives to whom such Confidential Information is disclosed will take all proper precautions to prevent any unauthorized disclosure of such Confidential Information.

8.4. **Return of Confidential Information**

Upon the termination of this Deed, each Party shall immediately return to the other Party any Confidential Information of the other Party.

8.5. **Survival**

This Clause 8 shall survive the termination of this Deed.

9. SEVERABILITY

If any time during the currency of this Deed any provision, condition, term, stipulation or undertaking of this Deed is or becomes illegal, void, invalid, prohibited or unenforceable in any respect the same shall be ineffective to the extent of such illegality, voidness, invalidity, prohibition of unenforceability without invalidating in any manner whatsoever the remaining provisions hereof.

10. ENTIRE AGREEMENT

This Deed constitutes the entire agreement and understanding between the Parties in connection with the subject-matter of this Deed and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and neither Party has relied on any such proposals, representations, warranties, agreements or undertakings.

11. TIME OF ESSENCE

Any time, date or period mentioned in any provision of this Deed may be extended by mutual agreement between the Parties concerned but as regards to time, date or period originally fixed and not extended or any time, date or period so extended aforesaid, such time shall be of essence.

12. COSTS AND EXPENSES

12.1. Each Party shall bear its own legal and professional fees, costs and expenses incurred in the negotiation, preparation and execution of this Deed and all documents contemplated hereby.

12.2. The payment of the all the stamp duties on this Deed shall be borne by the Assignee.

13. MODIFICATIONS TO DEED & WAIVERS

13.1. Any modification of or alteration to any part of this Deed, shall be conferred upon and determined in writing by mutual consultation between the Parties.

13.2. No failure or delay on the part of any Party in exercising any power or right under this Deed shall operate as a waiver of such power or right nor shall the knowledge or acquiescence by any Party hereto of or in a breach of any terms or conditions of this Deed constitute a waiver of such terms or conditions.

13.3. No waiver by any Party hereto of a breach of any term or condition of this Deed shall constitute a waiver of any subsequent breach of the same or any other term or condition of this Deed.

13.4. No waiver of any of the terms of this Deed shall be valid unless in writing and signed by or on behalf of the Parties.

14. NOTICES

14.1. Modes of service

Subject as otherwise provided in this Deed, all notices, demands or other communications required or permitted to be given or made hereunder shall be in writing may be delivered at or sent by prepaid registered post to the address of the Parties first mentioned in this Deed or by electronic mail (Email) as any Party may from time to time notify the others in writing.

14.2. Any such notice or communication sent:-

(a) by prepaid registered post shall be deemed to have been served on the third (3rd) day occurring after the date on which it is posted; or

(b) by Email, communications will be deemed received when the sender receives an automated message confirming delivery or thirty (30) minutes after the time sent unless the sender receives an automated message that the email has not been delivered (whichever is earlier).

15. NON-ASSIGNABILITY

No Party shall be entitled to assign such Party’s rights and/or obligations hereunder without the prior written consent of the other Parties.

16. FURTHER ASSURANCE

Each Party shall take all steps, execute all documents and do everything reasonably required by the other Party to give effect to the assignment of the Assigned Patent and Assigned Trademark as contemplated by this Deed.

17. COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

18. SUCCESSORS-IN-TITLE

This Deed shall be binding upon the respective successors-in-title and assigns of the Parties.

19. THIRD PARTY RIGHTS

No term of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore by any person who is not a party to this Agreement save and except any right or remedy of a third party which exists or is available apart from under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

20. LAW AND JURISDICTION

20.1. This Agreement shall be governed by and construed in accordance with the laws of Singapore.

20.2. All claims or disputes arising out of or in connection with this Agreement, including any dispute as to its existence, validity, termination, or enforceability thereof, and any dispute relating to any non-contractual obligations arising out of or in connection with it (for the purpose of this Clause, a "**Dispute**") shall be notified in writing to the other Party. The notification must set out brief details of the nature of the Dispute. The Parties agree to submit all claims and dispute arising out of or in connection with this Deed to mediation. Either Party may issue a notice of dispute for mediation.

20.3. If the said claim or dispute is not resolved by mediation within thirty (30) days of the notice of dispute, then either Party may submit the said dispute to arbitration in Singapore. Any dispute arising out of or in connection with this Deed, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by SIAC in accordance with the Arbitration Rules of the SIAC ("**SIAC Rules**"), for the time being in force, and such SIAC Rules being deemed to be incorporated by reference to this Clause.

20.4. The arbitral tribunal constituted in accordance with the SIAC Rules shall consist of a single arbitrator appointed by the Chairman of the SIAC. The language of the arbitration shall be English.

[End of Clauses]

IN WITNESS WHEREOF the Parties have executed this Deed the day and year first above written.

Signed, sealed and delivered by the Assignor)
DR. LOW WAI KOON)
(NRIC No. 701108-10-5907))
in the presence of:)

....

Name: DR. LOW WAI KOON
NRIC No: 701108-10-5907

Signed, sealed and delivered by Assignee	)	
WKL ECO EARTH HOLDINGS PTE. LTD.	)	
(Unique Entity No. 201823799M)	)	
in the presence of:	)	

____

Name: CHAN KOK WEI

NRIC No: S7489458E

Designation: Director

____

Name:

NRIC No:

Designation:

SCHEDULE A

(which is to be taken, read and construed as an essential part of this Deed)

Assigned Patent

No.	Name of Assigned Patent	Name of Applicant	Filing Country	Date of Filing	Application No.

SCHEDULE B

(which is to be taken, read and construed as an essential part of this Deed)

Assigned Trademark

No.	Name of Assigned Trademark	Class	Filing Country	Date of Filing	Filing No.

SCHEDULE C

(which is to be taken, read and construed as an essential part of this Deed)

Nominated Persons

(1) No.	(2) Nominated Persons	(3) Purchase Consideration (US$)	(4) Consideration Shares
1.	**Low Wai Koon** (NRIC No. 701108-10-5907)	44,567,203	44,567,203
2.	**Chan Kok Wei** (NRIC No. 741105-10-5617)	11,141,801	11,141,801
	TOTAL	**55,709,004**	**55,709,004**

SCHEDULE D

ADDITIONAL WARRANTIES BY ASSIGNOR

1. Capacity

1.1 The Assignor has full power and authority without requiring the consent of any person to enter into and perform its obligations under this Deed.

1.2 This Deed will, when executed, constitute lawful, valid and binding obligations of the Assignor in accordance with its respective terms.

2. Allotment and issue of the Consideration Shares

2.1 Each Nominated Person understands that the Consideration Shares are "restricted securities" and have not been registered under the United States Securities Act of 1933, as amended (the "**Securities Act**") or any applicable state securities law and are acquiring the Consideration Shares as principal for their own account and not with a view to or for distributing or reselling the Consideration Shares or any part thereof in violation of the Securities Act, have no present intention of distributing any of such Consideration Shares in violation of the Securities Act and have no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Consideration Shares in violation of the Securities Act. Each Nominated Person understands that the Consideration Shares may only be disposed of in compliance with the Securities Act. In connection with any transfer of the Consideration Shares other than pursuant to an effective registration statement, Unex Holdings Inc. ("**UNEX**") may require the transferor thereof to provide UNEX with an opinion of counsel selected by the transferor and reasonably acceptable to UNEX, the form and substance of which opinion shall be reasonably satisfactory to UNEX, to the effect that such transfer does not require registration of such transferred Consideration Shares under the Securities Act.

2.2 The Assignor hereby represents and on behalf of each Nominated Person that he, she or it is satisfied himself as to the full observance of the laws of his jurisdiction in connection with any invitation to subscribe for the Consideration Shares, including (i) the legal requirements within their jurisdiction for the acquisition of the Consideration Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Consideration Shares. The Assignor's beneficial ownership of the Consideration Shares will not violate any applicable securities or other laws of the Assignor's jurisdiction.

2.3 The Assignor and each Nominated Person, either alone or together with his, her or its representatives, have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the acquisition of the Consideration Shares, and have so evaluated the merits and risks. The Assignor and each Nominated Person is able to bear the economic risk of the Consideration Shares and, at the present time, are able to afford a complete loss of the Consideration Shares.

2.4 Neither Assignor nor any other Nominated Person is, to their knowledge, acquiring the Consideration Shares as a result of any advertisement, article, notice or other communication regarding the Consideration Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

2.5 The Assignor and on behalf of each Nominated Person acknowledges that he, she or it has had the opportunity to review any and all documents and has been afforded (i) the opportunity to ask such questions as they have deemed necessary of, and to receive answers from, representatives of UNEX concerning the Consideration Shares; and (ii) access to information about UNEX and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the transaction. The Assignor and each Nominated Person acknowledges and agrees that UNEX has not provided the Assignor or any other Person with any information or advice with respect to the Consideration Shares nor is such information or advice necessary or desired.

2.6 Neither the Assignor, any Nominated Person, nor any person acting on their behalves has engaged, nor will engage, in any directed selling efforts to a U.S. Person (as defined in the Securities Act) with respect to the Consideration Shares and the Assignor and any person acting on their behalves has complied and will comply with the "offering restrictions" requirements of Regulation S. The transactions contemplated hereby have not been pre-arranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act. Neither the Assignor nor any person acting on their behalves has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Consideration Shares. The Assignor for itself and on behalf of each Nominated Person agrees not to cause any advertisement of the Consideration Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Consideration Shares, except such advertisements that include the statements required by Regulation S, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws.

2.7 The Assignor and each Nominated Person understands that the Consideration Shares and any securities issued in respect of or exchange for the Consideration Shares, may be notated with one or all of the following legends, as applicable:

"THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT."

"THESE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE SECURITIES ACT") AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT."